ITEX ADVISES SHAREHOLDERS TO TAKE NO ACTION
AT THIS TIME IN RESPONSE TO UNSOLICITED WESTERN SIZZLIN OFFER

Bellevue, WA – January 7 , 2008 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today requested that its shareholders take no action at this time in response to the announcement by Western Sizzlin Corporation (OTCBB: WSZL) (“Western Sizzlin”) that it has commenced an unsolicited exchange offer to acquire all the outstanding shares of ITEX for .06623 shares of Western Sizzlin common stock (valued by Western Sizzlin at $1.19 per ITEX share) for each outstanding share of ITEX common stock.

Western Sizzlin’s exchange offer is being assessed by ITEX’s Board of Directors and its advisors. On or before January 11, 2008, ITEX intends to file with the Securities and Exchange Commission a Solicitation/ Recommendation Statement on Schedule 14D-9 in which it will make a formal recommendation to ITEX shareholders as to how they should respond to the unsolicited exchange offer.

ITEX shareholders are urged to take no action with respect to the exchange offer until they have been advised of the ITEX Board’s recommendation.

Steven White, ITEX Chairman and CEO stated, “The Board is evaluating Western Sizzlin’s offer. Currently, we are struggling to find adequate benefit for our shareholders: what we do see is a tremendous amount of risk. In my view, the valuation is far too low and the consideration offered far too uncertain. However, in an effort to better evaluate the offer, we are sending a communication to the CEO of Western Sizzlin inviting him to meet with us in our Bellevue, Washington headquarters, or to otherwise provide us feedback prior to finalizing our Schedule 14D-9 recommendation later this week.”

About ITEX - ITEX, The Membership Trading Community SM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of January 7, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com